Exhibit 99.1

10172 Linn Station Road Louisville, Kentucky 40223 (502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: March 6, 2006

NTS Realty Holdings Limited Partnership Announces Agreement to Sell Commonwealth Business Centers I and II in Louisville, Kentucky

Louisville, KY (March 6, 2006) (AMEX: NLP) – NTS Realty Holdings Limited Partnership (the “Company”) announced today that on March 3, 2006, it entered into an agreement to sell Commonwealth Business Centers I and II, two of its business centers located in Louisville, Kentucky, to an unaffiliated Kentucky limited liability company. Commonwealth Business Centers I and II have approximately 62,700 and 65,900 net rentable square feet of space.

Pursuant to the agreement, the Company is scheduled to receive $7.1 million at closing, subject to certain nonmaterial adjustments. The purchaser is entitled to perform due diligence on Commonwealth Business Centers I and II until April 10, 2006, and, if satisfied, must close on both properties on or before April 30, 2006, unless such date is extended under certain circumstances until May 30, 2006. The Company intends to use the proceeds from the sales to reinvest in one or more properties in a manner that would qualify as a Section 1031 exchange under the Internal Revenue Code.

About NTS Realty Holdings Limited Partnership

The Company currently owns thirty-four properties, comprised of eleven multifamily properties, nineteen office buildings and business centers, three retail properties and one ground lease. The properties are located in and around Louisville and Lexington, Kentucky, Nashville, Tennessee, Richmond, Virginia, Fort Lauderdale, Florida, Indianapolis, Indiana and Atlanta, Georgia. The Company’s limited partnership units are listed on the American Stock Exchange under the trading symbol “NLP.”

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.” These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios.

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Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

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